Exhibit 99.1

Kaiser Aluminum Corporation Reports

Second Quarter 2023 Financial Results

Second Quarter 2023 Highlights:

o
Net Sales $814 Million; Conversion Revenue $379 Million
o
Net Income $18 Million; Net Income per Diluted Share $1.14
o
Adjusted Net Income $20 Million; Adjusted Income per Diluted Share $1.26
o
Adjusted EBITDA $64 Million; Adjusted EBITDA Margin 16.8%
o
Aerospace Shipments and Conversion Revenue Exceeded Expectations on Strengthened Demand
o
Liquidity Remained Strong at $558 Million as of June 30, 2023

FRANKLIN, Tenn., July 25, 2023 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications, today announced second quarter 2023 results.

Management Commentary

“We reported strong second quarter results that exceeded our expectations as continued focused operational execution and rebounding demand in certain end markets drove profitable growth with adjusted EBITDA of $64 million increasing $33 million over the prior year and $17 million over the prior quarter,” said Keith A. Harvey, President and Chief Executive Officer. “Demand for our aerospace products remained a key highlight as our annualized second quarter aerospace conversion revenue exceeded pre-pandemic levels. Our unique ability to flex available capacity to accommodate rising aerospace demand as the slowdown in general engineering continues, enables us to operate from a position of strength into the future. Demand in packaging remained healthy, even as destocking with beverage customers persisted. Our Warrick operation continues to stabilize and is well positioned to support higher margin growth following the ratification of a new four-year labor agreement with our USW-represented employees and ongoing investment in the new roll coat line. We continue to believe our solid standing as a key supplier in diverse end markets, multi-year contracts with key strategic partners, strong liquidity, and thoughtful management of our cost structure, position us well to execute our strategic plan throughout market cycles.”

Second Quarter 2023 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly
	2Q23	1Q23	4Q22	3Q22		2Q22
Shipments (millions of lbs.)	314	299	302	282		335

Net sales	$814	$808	$776	$749		$954
Less hedged cost of alloyed metal[1]	(436)	(438)	(420)	(427)		(603)
Conversion revenue	$379	$369	$356	$322		$351

Realized price per pound ($/lb.)
Net sales	$2.59	$2.70	$2.57	$2.66		$2.85
Less hedged cost of alloyed metal	(1.38)	(1.47)	(1.39)	(1.52)	`	(1.80)
Conversion revenue	$1.21	$1.23	$1.18	$1.14		$1.05

As reported
Operating income (loss)	$36	$19	$(22)	$3		$(2)
Net income (loss)	$18	$16	$(26)	$3		$(14)
Net income (loss) per share, diluted[2]	$1.14	$0.99	$(1.66)	$0.16		$(0.87)

Adjusted[3]
Operating income	$37	$20	$3	$3		$4
EBITDA[4]	$64	$47	$30	$29		$31
EBITDA margin[5]	16.8%	12.7%	8.4%	8.9%		8.9%
Net income (loss)	$20	$7	$(6)	$(3)		$(8)
EPS, diluted[2]	$1.26	$0.42	$(0.35)	$(0.21)		$(0.51)

1.
Hedged Cost of Alloyed Metal for 2Q23, 1Q23, 4Q22, 3Q22, and 2Q22 included $428.8 million, $436.7 million, $414.3 million, $408.7 million, and $594.1 million, respectively, reflecting the cost of aluminum at the average Midwest Transaction Price and the cost of alloys used in the production process, as well as metal price exposure on shipments that the Company hedged with realized losses upon settlement of $6.8 million, $1.6 million, $6.1 million, $18.4 million, and $8.7 million, in 2Q23, 1Q23, 4Q22, 3Q22, and 2Q22, respectively, all of which were included within both Net sales and Cost of products sold, excluding depreciation and amortization in the Company’s Statements of Consolidated Income (Loss).
2.
Diluted shares for EPS are calculated using the treasury stock method.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Second Quarter 2023 Financial Highlights

Net sales for the second quarter 2023 decreased to $814 million compared to $954 million in the prior year period, reflecting a 6% decrease in shipments and a 9% decrease in average selling price per pound. The decrease in average selling price reflected a 23% decrease in underlying contained metal costs, partially offset by a 15% increase in conversion revenue per pound.

Conversion revenue for the second quarter 2023 was $379 million, reflecting an 8% increase compared to the prior year period.

•
Conversion revenue for the Company’s aerospace/high strength applications was $131 million, reflecting a 48% increase resulting from a 32% increase in shipments over the prior year quarter. The improvement reflects higher pricing and continued strengthening demand for commercial aerospace applications.
•
Conversion revenue for packaging applications was $134 million, reflecting an 8% decrease due to a 9% decrease in shipments over the prior year quarter. The decline primarily reflects the on-going destocking in the beverage can market.
•
Conversion revenue for general engineering applications was $81 million, reflecting a 9% decrease resulting from a 30% decrease in shipments over the prior year quarter due to the destocking at service centers for the Company's extruded and plate products, partially offset by higher pricing to offset inflationary costs.
•
Conversion revenue for automotive extrusions was $30 million, reflecting a 23% increase resulting from a 16% increase in shipments as well as improved pricing over the prior year quarter.

Reported net income for the second quarter 2023 was $18 million, or $1.14 income per diluted share, compared to a net loss and loss per diluted share of $14 million and $0.87, respectively, in the prior year period. Excluding the impact of pre-tax, non-run-rate items of $3 million, adjusted net income was $20 million for the second quarter 2023, compared to adjusted net loss of $8 million in the prior year period. Adjusted income per diluted share was $1.26 for the second quarter 2023, compared to adjusted loss per diluted share of $0.51 for the second quarter 2022.

Adjusted EBITDA of $64 million in the second quarter 2023 increased $33 million compared to the prior year period and increased $17 million compared to the first quarter 2023. Adjusted EBITDA as a percentage of conversion revenue was 16.8% in the second quarter 2023 compared to 8.9% in the prior year period and 12.7% in the first quarter 2023.

Cash Flow and Liquidity

Adjusted EBITDA of $110 million reported in the first half of 2023 and cash on hand funded approximately $40 million of working capital requirements, $83 million of capital investments, $22 million of interest payments and $25 million of cash returned to stockholders through quarterly dividends.

As of June 30, 2023, the Company had cash and cash equivalents of $20 million and borrowing availability under the Company's revolving credit facility of $538 million providing total liquidity of $558 million. There were $15 million of outstanding borrowings under the revolving credit facility as of June 30, 2023 as the Company continued to invest in growth capital projects as well as to meet working capital requirements.

On July 13, 2023, the Company announced the declaration of a quarterly cash dividend of $0.77 per share which is payable on August 15, 2023 to stockholders of record as of the close of business on July 25, 2023.

Third Quarter 2023 Outlook

The Company remains well positioned in the current mixed demand environment as a key supplier in diverse end markets with multi-year contracts with strategic partners. The Company expects demand in commercial aerospace to continue to strengthen and approach pre-pandemic levels by the end of 2023, with business jet, defense and space markets all remaining strong. In packaging, the Company expects continued destocking, albeit at a lesser rate due to contractual minimums in place with its customers. General engineering demand is expected to decline due to destocking and the anticipated seasonal decline typical of the third quarter. In automotive, the Company expects the market to continue to recover.

As a result, the Company expects its consolidated adjusted EBITDA and adjusted EBITDA margin in the third quarter 2023 to be in line with its adjusted first quarter 2023 results. The Company continues to believe its full year 2022 adjusted EBITDA represented the trough and remains cautiously optimistic its full year 2023 consolidated adjusted EBITDA and adjusted EBITDA margin will improve as it pursues cost reductions in its operations, improves manufacturing efficiencies and continues commercial actions to improve pricing.

The Company’s capital investment plans remain focused on supporting demand growth through capacity expansion, sustaining its operations, enhancing product quality and increasing operating efficiencies. The Company continues to expect total capital investments in 2023 will be in the range of $170 million to $190 million, the majority of which will be focused on growth initiatives, primarily reflecting investments in the new roll coat line at the Warrick facility.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Wednesday, July 26, 2023 at 11:00 am (Eastern Time); 10:00 am (Central Time); 8:00 am (Pacific Time), to discuss its second quarter results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813, and accessed internationally at (201) 689-8573. The conference call ID number is 13739599. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are conversion revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, processes and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) general economic and business conditions, reshoring, cyclicality, supply chain disruptions, and conditions that impact demand drivers in the aerospace/high strength, aluminum beverage and food packaging, general engineering, automotive and other end markets the Company serves; (c) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (f) developments in technology; (g) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies; and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2022. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(949) 614-1769

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income (Loss) (Unaudited)1

(In millions of dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$814.1	$954.2	$1,621.7	$1,903.0
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	718.4	898.4	1,449.5	1,764.3
Depreciation and amortization	26.4	27.1	52.7	54.6
Selling, general, administrative, research and development	32.2	27.5	61.9	57.7
Restructuring costs	1.2	—	2.6	—
Other operating charges, net	—	3.2	—	3.2
Total costs and expenses	778.2	956.2	1,566.7	1,879.8
Operating income (loss)	35.9	(2.0)	55.0	23.2
Other (expense) income:
Interest expense	(12.1)	(12.2)	(24.0)	(24.4)
Other (expense) income, net	(2.5)	(3.7)	11.1	(5.3)
Income (loss) before income taxes	21.3	(17.9)	42.1	(6.5)
Income tax (provision) benefit	(3.0)	4.1	(7.9)	0.8
Net income (loss)	$18.3	$(13.8)	$34.2	$(5.7)
Net income (loss) per common share:
Basic	$1.14	$(0.87)	$2.14	$(0.36)
Diluted[2]	$1.14	$(0.87)	$2.12	$(0.36)
Weighted-average number of common shares outstanding (in thousands):
Basic	15,974	15,899	15,957	15,883
Diluted[2]	16,083	15,899	16,090	15,883

1.
Please refer to the Company's Form 10-Q for the quarter ended June 30, 2023 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the treasury stock method.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)1

(In millions of dollars, except share and per share amounts)

	As of June 30, 2023	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$19.8	$57.4
Receivables:
Trade receivables, net	363.6	297.2
Other	25.3	73.5
Contract assets	56.3	58.6
Inventories	497.9	525.4
Prepaid expenses and other current assets	33.7	30.5
Total current assets	996.6	1,042.6
Property, plant and equipment, net	1,041.0	1,013.2
Operating lease assets	36.9	39.1
Deferred tax assets, net	5.1	7.5
Intangible assets, net	52.5	55.3
Goodwill	18.8	18.8
Other assets	116.6	112.3
Total	$2,267.5	$2,288.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$236.2	$305.1
Accrued salaries, wages and related expenses	48.1	45.2
Other accrued liabilities	70.4	68.4
Total current liabilities	354.7	418.7
Long-term portion of operating lease liabilities	33.3	35.4
Pension and other postretirement benefits	78.2	69.3
Net liabilities of Salaried VEBA	16.9	16.5
Deferred tax liabilities	6.5	4.9
Long-term liabilities	85.9	74.7
Long-term debt, net	1,053.9	1,038.1
Total liabilities	1,629.4	1,657.6
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2023 and December 31, 2022; no shares were issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2023 and December 31, 2022; 22,848,450 shares issued and 16,013,164 shares outstanding at June 30, 2023; 22,776,042 shares issued and 15,940,756 shares outstanding at December 31, 2022	0.2	0.2
Additional paid in capital	1,096.6	1,090.4
Retained earnings	22.4	13.3
Treasury stock, at cost, 6,835,286 shares at both June 30, 2023 and December 31, 2022	(475.9)	(475.9)
Accumulated other comprehensive (loss) income	(5.2)	3.2
Total stockholders' equity	638.1	631.2
Total	$2,267.5	$2,288.8

1.
Please refer to the Company's Form 10-Q for the quarter ended June 30, 2023 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarterly
	2Q23	1Q23	4Q22	3Q22	2Q22
GAAP net income (loss)	$18.3	$15.9	$(26.4)	$2.5	$(13.8)
Interest expense	12.1	11.9	11.8	12.1	12.2
Other expense (income), net	2.5	(13.6)	1.0	(12.7)	3.7
Income tax provision (benefit)	3.0	4.9	(8.6)	1.1	(4.1)
GAAP operating income (loss)	35.9	19.1	(22.2)	3.0	(2.0)
Mark-to-market loss (gain)[1]	0.2	(0.1)	(0.5)	—	2.9
Restructuring cost	1.2	1.4	2.2	—	—
Acquisition charges[2]	—	—	—	(0.1)	(0.1)
Goodwill impairment	—	—	20.5	—	—
Non-cash asset impairment charge	—	—	—	—	3.2
Other operating NRR loss[3,4]	—	—	3.2	—	0.1
Operating income, excluding operating NRR items	37.3	20.4	3.2	2.9	4.1
Depreciation and amortization	26.4	26.3	26.5	25.8	27.1
Adjusted EBITDA[5]	$63.7	$46.7	$29.7	$28.7	$31.2

GAAP net income (loss)	$18.3	$15.9	$(26.4)	$2.5	$(13.8)
Operating NRR items	1.4	1.3	25.4	(0.1)	6.1
Non-operating NRR items[6]	1.4	(13.1)	0.9	(7.3)	0.9
Tax impact of above NRR items	(0.8)	2.7	(5.5)	1.5	(1.4)
Adjusted net income (loss)	$20.3	$6.8	$(5.6)	$(3.4)	$(8.2)

Net income (loss) per share, diluted[7]	$1.14	$0.99	$(1.66)	$0.16	$(0.87)
Adjusted earnings (loss) per diluted share[7]	$1.26	$0.42	$(0.35)	$(0.21)	$(0.51)

1.
Mark-to-market loss (gain) on derivative instruments includes the loss (gain) on non-designated commodity hedges. Adjusted EBITDA reflects the loss (gain) realized of such settlements.
2.
Acquisition costs are non-run-rate acquisition-related transaction items, which include professional fees, as well as non-cash hedging charges recorded in connection with the Warrick acquisition.
3.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax.
4.
Other operating NRR items primarily represent the impact of adjustments to environmental expenses and net periodic post retirement service cost relating to Salaried VEBA.
5.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
6.
Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost and debt refinancing charges.
7.
Diluted shares for EPS are calculated using the treasury stock method and were excluded from the computations in periods of net loss per share as their inclusion would have been anti-dilutive.